As filed with the U.S. Securities and Exchange Commission on September 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNRIVALED BRANDS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	26-3062661
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

(Address of Principal Executive Offices and Zip Code)

UMBRLA, Inc. 2019 Equity Incentive Plan, as amended

(Full Title of the Plan)

Francis Knuettel II

Chief Executive Officer
Unrivaled Brands, Inc.

3242 S. Halladay St., Suite 202

Santa Ana, CA 92705

(888) 909-5564

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy To:

Faith Charles

Thompson Hine LLP

335 Madison Avenue, 12th Floor

New York, NY 10017-4611
(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.001 per share	83,017,097	$0.1355	$11,248,816.64	$1,227.25

(1)

This registration statement on Form S-8 (this “Registration Statement”) is being filed to register 83,017,097 shares of common stock, par value $0.001 per share (the “Common Stock”), of Unrivaled Brands, Inc., a Nevada corporation (the “Registrant”), that may be issued upon the exercise of stock options granted under the UMBRLA, Inc. 2019 Equity Incentive Plan, as amended. The Registrant assumed the stock options in connection with the Registrant’s acquisition of UMBRLA, Inc. (d/b/a Unrivaled Brands) pursuant to the Agreement and Plan of Merger, dated as of March 2, 2021, among the Registrant (f/k/a Terra Tech Corp.), Phoenix Merger Sub Corp., UMBRLA, Inc., and the Stockholder Representative. The assumed stock options converted into stock options to purchase shares of Common Stock.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Common Stock that may become issuable by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations, or other similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act based on the weighted average exercise price of the stock options assumed by the Registrant.

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EXPLANATORY NOTE

Effective July 1, 2021, the Registrant completed the previously announced merger transaction contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Registrant (then known as Terra Tech Corp.), UMBRLA, Inc., a Nevada corporation (“UMBRLA”), Phoenix Merger Sub Corp., a Nevada corporation and wholly-owned subsidiary of the Registrant (“Merger Sub”), and Dallas Imbimbo, as the stockholder representative for the UMBRLA stockholders. Pursuant to the Merger Agreement, Merger Sub merged with and into UMBRLA, with UMBRLA being the surviving corporation in the Merger as a wholly-owned subsidiary of the Registrant (the “Merger”).

As a result of the Merger, and pursuant to the terms of the Merger Agreement, each stock option to purchase UMBRLA common stock that was issued under the UMBRLA, Inc. 2019 Equity Incentive Plan, as amended (the “Assumed Plan”), whether vested or unvested, that was outstanding and unexercised immediately prior to the effective time of the Merger was assumed by the Registrant (the “Assumed Options”) and converted into a stock option to purchase (i) such number of shares of the Registrant’s Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of UMBRLA common stock subject to such stock option as of the Merger by (B) the exchange ratio of 1.5386 (ii) at a per-share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of UMBRLA common stock at which such stock option was exercisable as of the Merger by (B) the exchange ratio of 1.5386.

The Registrant is filing this Registration Statement to register the Common Stock issuable upon the exercise of the Assumed Options pursuant to the Assumed Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to holders of the Assumed Options and participants in the Assumed Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the Commission, are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021;

4.

The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 13, 2021, January 25, 2021, February 1, 2021, February 4, 2021, March 3, 2021, April 9, 2021, April 14, 2021, June 10, 2021, June 14, 2021, June 16, 2021, July 8, 2021, July 19, 2021, August 2, 2021, August 16, 2021 at 16:03:58, and August 30, 2021; and

5.

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 000-54258) filed with the Commission on January 25, 2011, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and are a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

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Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Nevada. Chapter 78 of the Nevada Revised Statutes (the “NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged, after exhaustion of all appeals, to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

The Registrant’s Articles of Incorporation and Bylaws provide that the Registrant may indemnify its officers, directors, employees, agents, and any other persons to the maximum extent permitted by the NRS. The Registrant has entered into agreements with its directors to provide contractual indemnification in addition to the indemnification provided in its Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index below.

Exhibit Number	Exhibit Description
4.1	Copy of Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-8, filed with the Commission on March 6, 2019).
4.2	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form S-1, filed with the Commission on December 23, 2008).
4.3

Certificate of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.2 to Registrant’s Registration Statement on Form S-1, filed with the Commission on October 23, 2013).

4.4	Certificate of Change of the Registrant (incorporated by reference to Exhibit 3.1.3 to Registrant’s Registration Statement on Form S-1, filed with the Commission on October 23, 2013).
4.5

Certificate of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Commission on February 10, 2012).

4.6

Certificate of Amendment to Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.8 to Registrant’s Current Report on Form 8-K, filed with the Commission on September 28, 2016).

4.7

Name Change Articles of Merger, filed with the Nevada Secretary of State on July 7, 2021 (incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed with the Commission on July 8, 2021).

4.8	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to Registrant’s Current Report on Form 8-K, filed with the Commission on August 2, 2021).
5.1*	Opinion of Fennemore Craig, P.C. as to the legality of shares being registered.
23.1*	Consent of Fennemore Craig, P.C. (included in opinion of counsel filed as Exhibit 5.1).
23.2*	Consent of Marcum LLP.
24.1	Power of Attorney (included on signature page hereto).
99.1	UMBRLA, Inc. 2019 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.22 to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 16, 2021).
99.2

UMBRLA, Inc. Form of Stock Option Agreement under the 2019 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.22 to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 16, 2021).

99.3

Amendment to 2019 Equity Incentive Plan of UMBRLA, Inc., dated October 22, 2020 (incorporated by reference to Exhibit 10.24 to Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 16, 2021).

___________

* Filed herewith.

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Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on September 2, 2021.

UNRIVALVED BRANDS, INC.

By:	/s/ Francis Knuettel II
Francis Knuettel II Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis Knuettel II and Jeffrey Batliner as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nicholas Kovacevich	Chairman of the Board	September 2, 2021
Nicholas Kovacevich

/s/ Francis Knuettel II	Chief Executive Officer and Director	September 2, 2021
Francis Knuettel II	(Principal Executive Officer)

/s/ Jeffrey Batliner	Chief Financial Officer	September 2, 2021
Jeffrey Batliner	(Principal Financial Officer and Principal Accounting Officer)

/s/ Eric Baum	Director	September 2, 2021
Eric Baum

/s/ Tiffany Davis	Director	September 2, 2021
Tiffany Davis

/s/ Dallas Imbimbo	Director	September 2, 2021
Dallas Imbimbo

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